Exhibit 99.2

HEWLETT-PACKARD COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(Unaudited)

(In millions except per share amounts)

	Three months ended
	April 30, 2006	January 31, 2006	April 30, 2005

Net revenue	$22,554	$22,659	$21,570

Costs and expenses(a):
Cost of sales	16,970	17,392	16,429
Research and development	930	871	890
Selling, general and administrative	2,858	2,692	2,933
Restructuring	(14)	15	4
Amortization of purchased intangible assets	151	147	151
In-process research and development charges	2	50	—
Total costs and expenses	20,897	21,167	20,407

Earnings from operations	1,657	1,492	1,163

Interest and other, net	157	38	(87)
Gains (losses) on investments	6	(2)	3

Earnings before taxes	1,820	1,528	1,079

(Benefit from) provision for taxes(b)	(79)	301	113

Net earnings	$1,899	$1,227	$966

Net earnings per share:
Basic	$0.68	$0.43	$0.33
Diluted	$0.66	$0.42	$0.33

Cash dividends declared per share	$—	$0.16	$—

Weighted-average shares used to compute net earnings per share:

Basic	2,809	2,822	2,886
Diluted	2,887	2,893	2,917

(a) Stock-based compensation expense included under SFAS 123(R) were as follows:

Cost of sales	$33	$39	$—
Research and development	15	18	—
Selling, general and administrative	76	87	—
Total costs and expenses	$124	$144	$—

(b) Tax benefit from stock-based compensation	$(39)	$(43)	$—

	Six months ended April 30,
	2006	2005

Net revenue	$45,213	$43,024

Costs and expenses(a):
Cost of sales	34,362	32,966
Research and development	1,801	1,768
Selling, general and administrative	5,550	5,637
Restructuring	1	7
Amortization of purchased intangible assets	298	318
In-process research and development charges	52	—
Total costs and expenses	42,064	40,696

Earnings from operations	3,149	2,328

Interest and other, net	195	(62)
Gains (losses) on investments	4	(21)
Dispute settlement	—	(116)

Earnings before taxes	3,348	2,129

Provision for taxes(b)	222	220

Net earnings	$3,126	$1,909

Net earnings per share:
Basic	$1.11	$0.66
Diluted	$1.08	$0.65

Cash dividends declared per share	$0.16	$0.16

Weighted-average shares used to compute net earnings per share:
Basic	2,815	2,897
Diluted	2,890	2,926

(a) Stock-based compensation expense included under SFAS 123(R) were as follows:

Cost of sales	$72	$—
Research and development	33	—
Selling, general and administrative	163	—
Total costs and expenses	$268	$—

(b) Tax benefit from stock-based compensation	$(82)	$—

HEWLETT-PACKARD COMPANY AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In millions)

	April 30, 2006	October 31, 2005
	(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$14,032	$13,911
Short-term investments	12	18
Accounts receivable, net	9,783	9,903
Financing receivables, net	2,540	2,551
Inventory	6,768	6,877
Other current assets	9,073	10,074

Total current assets	42,208	43,334

Property, plant and equipment, net	6,351	6,451

Long-term financing receivables and other assets	8,194	7,502

Goodwill and purchased intangibles, net	20,430	20,030

Total assets	$77,183	$77,317

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable and short-term borrowings	$2,609	$1,831
Accounts payable	10,077	10,223
Employee compensation and benefits	2,538	2,343
Taxes on earnings	1,906	2,367
Deferred revenue	4,101	3,815
Accrued restructuring	872	1,119
Other accrued liabilities	10,354	9,762

Total current liabilities	32,457	31,460

Long-term debt	2,406	3,392
Other liabilities	5,266	5,289

Stockholders’ equity	37,054	37,176

Total liabilities and stockholders’ equity	$77,183	$77,317